Exhibit 21

                         Subsidiaries of the Registrant

                                    State or Other
                                   Jurisdiction of   Percentage
                                    Incorporation     Ownership
                                   ---------------   ----------
Parent
First South Bancorp, Inc.              Virginia

Subsidiary
First South Bank                   North Carolina       100%
First South Preferred Trust I          Delaware         100%

Subsidiaries of First South Bank
First South Investments, Inc.      North Carolina       100%
First South Leasing, LLC           North Carolina       100%